Exhibit 99.1

On2 Technologies Announces Financial Results for Second Quarter of 2008
Thursday August 14, 4:05 pm ET

Revenue of $3.3 million in the second quarter of 2008 increased 38% year-over-year

TARRYTOWN, N.Y., Aug. 14 /PRNewswire-FirstCall/ -- On2 Technologies, Inc. (Amex: ONT - News), a leader in video compression solutions, today announced financial results for the second quarter of 2008. Revenue in the second quarter of 2008 was $3.3 million, an increase of 38% from the second quarter of 2007. On a GAAP basis, net loss was ($7.2) million, or ($0.04) per share, compared to a net loss of ($3.0) million, or ($0.03) per share, in the second quarter of 2007. In the second quarter, On2 incurred $1.8 million in non-recurring legal, audit and consultancy expenses related to an internal investigation and the subsequent restatement of the Company's previously issued financial statements for the first and second quarters of 2007.

Matt Frost, Chief Operating Officer and interim Chief Executive Officer of On2 Technologies said, "While it is not fully reflected in our quarterly financials, On2 made important progress in the second quarter. We have had very positive reception to the unique capabilities offered by the combination of Hantro's and On2's technologies, and our involvement in exploratory and commercial discussions on innovative applications going forward is broader than ever. However, with the extended sales lead times these kinds of developments involve, we continue to see lumpy revenue in the short-term, as the timing of large deals impacts our quarterly revenue. Our sales pipeline nevertheless remains at a healthy level. Furthermore, we are pleased to see that royalty income has remained a significant revenue contributor."

Frost continued, "With our planned cost containment initiatives, we anticipate a more streamlined expense structure going forward that will nevertheless allow us to continue investing in future growth. We anticipate that those initiatives should result in approximately $1.2 million in quarterly savings off of our budgeted expenses -- and a significantly higher amount off of our recent expenses -- once they have fully taken effect. This expense management combined with our strong sales pipeline will help position On2 to progress toward profitability."

Recent Business Highlights

-- Royalties represented 21% of revenue in Q2, compared with 16% in the second quarter of 2007 and 21% of revenue in the first quarter of 2008.

-- In the second quarter of 2008, On2 had over 60 new customers, excluding online sales, and recognized revenues from 9 significant transactions sized at over $50,000 each.

-- On2 announced an agreement with CCTV.com, the official internet and mobile phone broadcaster in China of the 2008 Beijing Olympic Games. CCTV.com will use On2's Flix Engine to encode video-on-demand to China's internet users while reducing bandwidth requirements for CCTV.com by up to 40% from prior solutions.

Conference Call

Management will hold a conference call to discuss its results for the second quarter of 2008 at 5:00pm ET on August 14, 2008.

To access the live webcast, visit http://www.on2.com/index.php?480.

The webcast replay will be available until August 14, 2009.

If you prefer to dial-in to the call, the information is as follows:

Live Call:	(877) 407-9210, domestic (201) 689-8049, international

Replay:	(877) 660-6853 (201) 612 7415

Replay Passcodes:	Account #: 286
Conference ID #: 292793

About On2

On2 creates advanced video compression technologies for desktop and wireless environments. Powering the video in many of today's leading web and mobile applications and devices, On2's technology is used by customers including: Nokia, Infineon, MediaTek, Sony, Facebook, Brightcove, Move Networks, Adobe and Skype. On2 Technologies is headquartered in Tarrytown, NY USA. For more information please visit http://www.on2.com.

All trademarks mentioned in this document are the property of their respective owners.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, longer than expected delays in On2's completion of its financial statements and Annual Report on Form 10-K, which could result in longer than expected delays in the filing of the Company's Annual Report on Form 10-K, changes in On2's results of operations which could result in changes to Safeguard's consolidated results of operations for 2007 as compared to 2006, and certain other factors described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

On2 Technologies, Inc.
Condensed Consolidated Balance Sheets

ASSETS	June 30, 2008	December 31, 2007
	(unaudited)
Current assets:
Cash and cash equivalents	$7,998,000	$9,573,000
Short-term investments	131,000	5,521,000
Accounts receivable	4,079,000	7,513,000
Prepaid expenses and other current assets	1,502,000	1,492,000

Total current assets	13,710,000	24,099,000

Property and equipment, net	1,176,000	751,000
Acquired software, net	9,847,000	10,333,000
Other acquired intangibles, net	7,249,000	7,144,000
Goodwill	39,695,000	37,023,000
Other assets	170,000	175,000

Total assets	$71,847,000	$79,525,000

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$1,552,000	$1,433,000
Accrued expenses	4,420,000	4,820,000
Deferred revenue	3,723,000	1,887,000
Short-term borrowings	-	2,198,000
Current portion of long-term debt	526,000	491,000
Capital lease obligation	182,000	24,000

Total current liabilities	10,403,000	10,853,000

Long-term debt	3,171,000	3,082,000
Capital lease obligation,
excluding current portion	225,000	18,000

Total liabilities	13,799,000	13,953,000

Commitments and contingencies

Stockholders' equity	58,048,000	65,572,000

Total liabilities and
stockholders' equity	$71,847,000	$79,525,000

On2 Technologies, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue	$3,265,000	$2,369,000	$7,717,000	$5,184,000

Operating expenses:
Cost of revenue(1)	1,194,000	389,000	2,624,000	812,000

Research and development(2)	3,009,000	562,000	5,817,000	1,055,000

Sales and marketing(2)	1,875,000	614,000	3,764,000	1,210,000

General and administrative(2)	3,926,000	983,000	6,694,000	1,946,000
Equity-based compensation:
Research and development	105,000	19,000	224,000	20,000
Sales and marketing	74,000	27,000	112,000	54,000
General and administrative	258,000	108,000	471,000	228,000

Total operating expenses	10,441,000	2,702,000	19,706,000	5,325,000
Loss from operations	(7,176,000)	(333,000)	(11,989,000)	(141,000)
Other income (expense), net	1,000	(2,672,000)	75,000	(3,585,000)
Net loss	(7,175,000)	(3,005,000)	(11,914,000)	(3,726,000)

Convertible preferred stock 8% dividend		(18,000)	-	(71,000)

Net loss attributable to common shareholders	$(7,175,000)	$(3,023,000)	$(11,914,000)	$(3,797,000)

Basic and diluted net loss attributable to common shareholders per common share	$(0.04)	$(0.03)	$(0.07)	$(0.04)

Weighted average basic and diluted common shares outstanding:	170,971,000	111,752,000	170,729,000	107,698,000

(1)
Includes equity-based compensation of $79,000 and $162,000 for the three and six months ended June 30, 2008 Includes equity-based compensation of $14,000 and $15,000 for the three and six months ended June 30, 2007

(2)	Excludes equity-based compensation, which is presented separately